Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FOURTH QUARTER

2015 RESULTS OF OPERATIONS

Bensenville, Ill. – February 24, 2016— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, optical and semiconductor industries, today reported financial results for its fourth quarter ended December 31, 2015.

The Company reported fourth quarter revenue of $2.5 million, lower than the prior quarter revenue of $5.3 million due to a temporary decline in wafer sales and weaker sapphire demand for two and four-inch core sold into the mobile device and LED markets. Wafer revenue declined from $2.1 million in the third quarter to $0.9 million in the fourth quarter, but the Company expects wafer revenue to rebound to or exceed the level of third quarter wafer revenue in the first quarter of 2016 driven by growth in six-inch PSS wafer sales. Additional growth in the wafer business is expected in the second quarter.

Excess sapphire capacity and fluctuations in inventory levels in the LED and mobile device supply chains continues to depress pricing in the sapphire market. The Company limited the amount of two and four-inch core sold in the fourth quarter due to the particularly challenging pricing.

Bill Weissman, Rubicon’s CEO, said, “There continues to be excess sapphire capacity in the market. However, we are working with developers of some very interesting potential new applications for sapphire which fit particularly well with Rubicon’s unique set of sapphire knowledge and capabilities.”

The Company also continues to work on developing its optical sapphire business and expects to move two new technologies into production later this year, its LANCE technology which produces large rectangular windows for defense and commercial applications, and its SapphirEX coating technology.

Mr. Weissman continued, “We are on track to complete our LANCE crystal growth deliverables this year producing windows as large as 36” x 18” x 2” which are unprecedented in the market. We also expect to move SapphirEX into production later this year and we are pleased with the initial interest in that product.”

The Company’s GAAP loss per share was $0.49 for the fourth quarter as compared with $1.84 in the third quarter. Non-GAAP loss per share, which excludes charges and accruals as detailed in the reconciliation of non-GAAP measures to the nearest GAAP measures near the end of this release, was $0.38 in the fourth quarter and $0.29 in the prior quarter.

The Company continues its focus on improving cash flow. Mardel Graffy, Rubicon’s CFO commented, “Building a consignment inventory for a key wafer customer and limiting core sales in the fourth quarter resulted in an increased use of cash in the period but improving cash flow remains a top priority. We are implementing changes that we expect to reduce wafer costs over the next several months and expect cash flow from operations to improve.”

First Quarter 2016 Guidance

The Company expects revenues to increase to between $4 and $5 million in the first quarter with increased wafer revenue, particularly from six-inch PSS wafers, and an increase in four-inch core sales. GAAP loss per share is expected to be between $0.24 and $0.28.

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on February 24, 2016 to review the fourth quarter 2015 results and the first quarter outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on March 2, 2016, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10081173. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire windows and wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2015, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include changes in the average selling prices of sapphire products, our successful development and market acceptance of new products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2015	2014
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$21,216	$24,353
Restricted cash	170	183
Short-term investments	8,895	20,562
Accounts receivable, net	1,738	8,323
Inventories	21,333	22,739
Other current assets	6,905	9,243

Total current assets	60,257	85,403
Property and equipment, net	57,569	107,676
Other assets	1,416	1,827

Total assets	$119,242	$194,906

Accounts payable	$3,256	$3,754
Short-term loan payable	1,500	—
Accrued and other current liabilities	1,946	1,999

Total current liabilities	6,702	5,753
Deferred tax liability	554	593

Total liabilities	7,256	6,346
Stockholders’ equity	111,986	188,560

Total liabilities and stockholders’ equity	$119,242	$194,906

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Revenue	$2,456	$8,912	$23,818	$45,685
Cost of goods sold	11,444	14,371	46,961	75,372

Gross loss	(8,988)	(5,459)	(23,143)	(29,687)
General and administrative expenses	2,296	2,329	9,589	9,863
Sales and marketing expenses	384	332	1,363	1,468
Research and development expenses	616	448	2,210	1,861
Loss on disposal of assets	25	69	47	734
Long-lived asset impairment charges	—	—	39,597	—

Total operating expenses	3,321	3,178	52,806	13,926

Loss from operations	(12,309)	(8,637)	(75,949)	(43,613)
Other (expense) income:
Interest (expense) income and other, net	153	(395)	(1,907)	(302)

Loss before income taxes	(12,156)	(9,032)	(77,856)	(43,915)
Income tax (expense) benefit	(550)	(370)	26	(78)

Net loss	$(12,706)	$(9,402)	$(77,830)	$(43,993)

Net loss per common share:
Basic	$(0.49)	$(0.36)	$(2.98)	$(1.70)
Diluted	$(0.49)	$(0.36)	$(2.98)	$(1.70)
Weighted average common shares outstanding used in computing net loss per common share:	26,192,838	26,127,026	26,156,170	25,815,405

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Cash flows from operating activities
Net loss	$(12,706)	$(9,402)	$(77,830)	$(43,993)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,624	3,316	11,404	13,637
Other	336	138	1,297	1,884
Long-lived asset impairment charges	—	—	39,597	—
Deferred taxes	545	435	(39)	72
Changes in operating assets and liabilities
Accounts receivable	1,538	(2,501)	6,585	(4,752)
Inventories	2,250	(18)	73	11,312
Other assets	991	488	2,441	3,409
Accounts payable	663	(236)	(247)	(637)
Accrued expenses and other current liabilities	(52)	48	3	(154)

Net cash used in operating activities	(4,811)	(7,732)	(16,716)	(19,222)

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposals of assets	(140)	(715)	(941)	(6,827)
Purchases of investments, net of proceeds from sales of investments	3,777	7,254	11,678	(6,105)

Net cash provided by (used in) investing activities	3,637	6,539	10,737	(12,932)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	—	—	34,957
Net change in short-term borrowings	1,500	—	1,500	—
Other financing activities	(3)	1	9	183

Net cash provided by financing activities	1,497	1	1,509	35,140

Effect of foreign exchange rate changes on cash and cash equivalents	(535)	401	1,333	296
Net (decrease) increase in cash and cash equivalents	(212)	(791)	(3,137)	3,282
Cash and cash equivalents, beginning of period	21,428	25,144	24,353	21,071

Cash and cash equivalents, end of period	$21,216	$24,353	$21,216	$24,353

Non-GAAP Disclosures

In addition to the GAAP results provided in this release, the Company has provided non-GAAP operating loss and non-GAAP loss per share for the third and fourth quarters of 2015. The Company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the Company’s historical and prospective operating performance. The non-GAAP measures exclude the impact of certain non-cash charges which are described in the footnotes to the table below. Management excludes these items because they believe the impacts do not reflect expected future results and that their exclusion aids in the comparison of the Company’s current results with past and future operating results. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other Companies may calculate these non-GAAP financial measures differently than the Company does limiting the usefulness of those measures for comparative purposes.

Rubicon Technology, Inc.

Q4’15 Reconciling Items to Condensed Consolidated Statement of Operations GAAP to Non-GAAP (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31, 2015
	GAAP	Adjustments		Non-GAAP
Revenue	$2,456	$—		$2,456
Cost of goods sold	11,444	(2,237	) (a)	9,207

Gross loss	(8,988)	2,237		(6,751)
General and administrative expenses	2,296			2,296
Sales and marketing expenses	384			384
Research and development expenses	616			616
Loss on disposal of assets	25			25

Total operating expenses	3,321			3,321

Loss from operations	(12,309)	2,237		(10,072)
Other (expense) income:
Interest income and other (expense) income, net	153			153
Loss before income taxes	(12,156)	2,237		(9,919)

Income tax (expense) benefit	(550)	545	(b)	(5)

Net loss	$(12,706)	$2,782		$(9,924)

Net loss per common share:
Basic	$(0.49)	$0.11		$(0.38)
Diluted	$(0.49)	$0.11		$(0.38)
Weighted average common shares outstanding used in computing net loss per common share:	26,192,838	26,192,838		26,192,838

(a)	Charges related to revaluation of raw materials to estimated replacement cost.
(b)	Change in estimated deferred taxes related to third quarter 2015 impairment charge.

Rubicon Technology, Inc.

Q3’15 Reconciling Items to Condensed Consolidated Statement of Operations GAAP to Non-GAAP (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30, 2015
	GAAP	Adjustments		Non-GAAP
Revenue	$5,346	—		$5,346
Cost of goods sold	9,237	—		9,237

Gross loss	(3,891)	—		(3,891)
General and administrative expenses	3,037	(900	) (a)	2,137
Sales and marketing expenses	287	—		287
Research and development expenses	558	—		558
Long-lived asset impairment charges	39,597	(39,597	) (b)	—
Loss on disposal of assets	—	—		—

Total operating expenses	43,479	(40,497)		2,982

Loss from operations	(47,370)	40,497		(6,873)
Other (expense) income:
Interest (expense) income and other, net	(1,489)	—		(1,489)

Loss before income taxes	(48,859)	40,497		(8,362)
Income tax benefit	663			663

Net loss	$(48,196)	$40,497		$(7,699)

Net loss per common share:
Basic	$(1.84)	$1.55		$(0.29)
Diluted	$(1.84)	$1.55		$(0.29)
Weighted average common shares outstanding used in computing net loss per common share:	26,160,308	26,160,308		26,160,308

(a)	The amount the Company accrued for its expected contribution towards the negotiated settlement of securities litigation.

(As of September 30, 2015, the proposed settlement had not been finalized and remained subject to approval by the United States District Court for the Northern District of Illinois.)

(b)	Asset impairment charges.

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended December 31,	Three months ended September 30,	Three months ended December 31,
	2015	2015	2014
Core
2 Inch	$10	$551	$3,192
4 Inch	472	1,233	1,554
6 Inch	—	40	5

	482	1,824	4,751

Wafers
Polished	455	763	1,470
PSS	404	1,373	511

	859	2,136	1,981

R&D	105	270	137
Optical and other	1,010	1,116	2,043

Total	$2,456	$5,346	$8,912